Exhibit 10.8
INDEPENDENT CONTRACTOR AGREEMENT
This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made this 30th day of March 2022, by and between TELLURIAN INC., a corporation organized under the laws of the State of Delaware with an office located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 (the “Company”) and MR. MARTIN HOUSTON (the “Contractor”). The Company and the Contractor are hereinafter sometimes referred to individually as a Party or collectively as the Parties.
RECITALS
WHEREAS, the Contractor co-founded the Company, has served as the Vice Chairman of the Company’s Board of Directors (“Board”) since 2016, and has also served the Company in various other capacities, including serving and representing the Company as an international ambassador at high-level meetings with senior industry commercial principals and government officials across the globe; and
WHEREAS, the Company desires to retain the Contractor to provide certain services upon the terms and conditions set forth herein, and the Contractor is willing to perform such services.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
SERVICES, TERM, FEES, AND EXPENSES
1.1Services.
(a)The Company hereby engages the Contractor, and the Contractor hereby accepts such engagement as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.
(b)The Contractor shall provide to the Company the services described in Schedule 1 attached hereto and incorporated by reference herein (the “Services”).
(c)The Company shall not control the manner or means by which the Contractor performs the Services, including but not limited to the time and place the Contractor performs the Services.
(d)The Contractor shall furnish, at its own expense, the equipment, supplies, and other materials used to perform the Services; provided, however, that the Company will provide the Contractor with a laptop computer that the Contractor will return upon the expiration or termination of this Agreement. The Company will also create Company e-mail accounts for the Contractor. The Company shall provide the Contractor with access to its premises and equipment to the extent necessary for the performance of the Services.
(e)While on the Company’s premises or using the Company’s equipment, the Contractor shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources.

1.2Term. The term of this Agreement shall commence on January 1, 2022 (the “Effective Date”) and shall expire on the earlier of (i) termination of the Vice Chairman; and (ii) December 31, 2022, unless earlier terminated in accordance with ARTICLE V (the “Term”). Any extension of the Term will be subject to the mutual written agreement between the Parties.
1.3Fees and Expenses.
(a)As compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay the Contractor in the form of cash compensation of FIFTY THOUSAND DOLLARS ($50,000) per calendar month during the Term (the “Cash Fees”). The Cash Fees shall be payable in arrears following the end of each calendar month during the Term. The Contractor acknowledges that he will receive an appropriate IRS Form 1099 from the Company and that the Contractor shall be solely responsible for all federal, state, and local taxes, as set out in Section 2.1(b).
(b)During the Term of this Agreement, Contractor is authorized to incur business expenses in carrying out Contractor’s duties and responsibilities under this Agreement and the Company agrees to promptly reimburse Contractor for all such business expenses, subject to necessary documentation and in accordance with the Company’s policies as in effect from time to time.
(c)The Company shall provide insurance premium reimbursement for non-Company-sponsored health insurance policies purchased by Contractor. Such reimbursement shall be no greater than TWENTY-FIVE THOUSAND DOLLARS ($25,000) per calendar year and which shall be provided within sixty (60) days after Contractor provides the Company with documentation evidencing Contractor’s payment of such premium(s); provided, however, that Contractor must provide the Company with such documentation within ten (10) days of Contractor’s payment of such premium(s) and such reimbursement shall in all cases be made in compliance with Section 1.3(a).
1.4Full Consideration. The compensation payable and provided to the Contractor under this Agreement shall constitute the full consideration to be paid to the Contractor for the provision of all Services.
ARTICLE II
INDEPENDENT CONTRACTOR RELATIONSHIP
1.1Relationship of the Parties.
(a)The Contractor is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between the Contractor and the Company for any purpose. Except for the Contractor’s responsibilities as Vice Chairman of the Company, the Contractor has no authority (and shall not hold itself out as having authority) to bind the Company, and the Contractor shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.
(b)Without limiting Section 2.1(a), the Contractor will not be eligible to participate in any group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on the Contractor’s behalf. THE CONTRACTOR SHALL BE RESPONSIBLE FOR AND SHALL

INDEMNIFY THE COMPANY AGAINST ALL SUCH TAXES OR CONTRIBUTIONS, INCLUDING PENALTIES AND INTEREST. Any persons employed or engaged by the Contractor in connection with the performance of the Services shall be the Contractor’s employees or contractors, and the CONTRACTOR SHALL BE FULLY RESPONSIBLE FOR THEM AND INDEMNIFY THE COMPANY AGAINST ANY CLAIMS MADE BY OR ON BEHALF OF ANY SUCH EMPLOYEE OR CONTRACTOR.
(c)Any doubt as to the construction of this Agreement shall be resolved to maintain the Contractor’s status as an independent contractor of the Company.
1.2Intellectual Property Rights.
(a)The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, the “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively, the “Intellectual Property Rights”) therein. The Contractor agrees that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company, and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” the Contractor hereby irrevocably assigns to the Company, for no additional consideration, the Contractor’s entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.
(b)To the extent any copyrights are assigned under Section 2.2(a), the Contractor hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims the Contractor may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.
(c)Upon the request of the Company, during and after the Term, the Contractor shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain the Contractor’s signature on any such documents, the Contractor hereby irrevocably designates and appoints the Company as the Contractor’s agent and attorney-in-fact, to act for and on the Contractor’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if the Contractor had executed them. The Contractor agrees that this power of attorney is coupled with an interest.
(d)As between the Contractor and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to the

Contractor by the Company (collectively, the “Company Materials”), including all Intellectual Property Rights therein. The Contractor has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Company Materials except solely during the Term to the extent necessary to perform the Contractor’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. The Contractor has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.
1.3Confidentiality.
(a)The Contractor acknowledges that it will have access to information that is treated as confidential and proprietary by the Company, including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that the Contractor develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this Section 2.3. The Contractor agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. The Contractor shall notify the Company immediately in the event that the Contractor becomes aware of any loss or disclosure of any Confidential Information.
(b)Confidential Information shall not include information that:
(i)is or becomes generally available to the public other than through the Contractor’s breach of this Agreement; or
(ii)is communicated to the Contractor by a third party that had no confidentiality obligations with respect to such information.
(c)Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Contractor agrees to provide written notice of any such order to an authorized officer of the Company within two (2) calendar days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.
(d)Notwithstanding any other provision herein, nothing in this Agreement prohibits the Contractor from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body; and the Contractor does not need prior authorization from the Company to make any such reports or disclosures, nor is the Contractor required to notify the Company that such reports or disclosures have been made.

ARTICLE III
REPRESENTATIONS, WARRANTIES, AND COVENANTS
1.1Contractor Representations and Warranties. The Contractor represents and warrants to the Company that:
(a)the Contractor has the right to enter into this Agreement, to grant the rights granted herein, and to perform all of the Contractor’s obligations in this Agreement fully;
(b)the Contractor’s entering into this Agreement with the Company and the Contractor’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which the Contractor is subject;
(c)the Contractor has the required skill, experience, and qualifications to perform the Services, the Contractor shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and the Contractor shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(d)the Contractor shall perform the Services in compliance with all applicable federal, state, local and foreign laws and regulations;
(e)the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and
(f)all Work Product is and shall be the Contractor’s original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
1.2Company Representations and Warranties. The Company hereby represents and warrants to the Contractor that:
(a)it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and
(b)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.
1.3Contractor Covenants.
(a)Generally. The Contractor shall comply with the terms and conditions of this Agreement, including with respect to all covenants, agreements, and obligations of the Contractor set forth herein.
(b)Compliance with Sanctions Laws. The Contractor shall not, in connection with the Services provided pursuant to this Agreement, engage in any transaction with any person or entity that would constitute a violation of any Sanctions Laws, including any person or entity identified in the U.S. Department of the Treasury, Office of Foreign Assets Control’s list of “Specially Designated Nationals and Blocked Persons” or list of “Foreign Sanctions Evaders,” the U.S. Department of State’s list of debarred parties and lists of persons and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders, or the European Union Commission’s “Consolidated list of persons, groups, and entities subject to EU financial sanctions.” For purposes of this Section 3.3(b),

“Sanctions Laws” means economic sanctions laws and trade restrictions pursuant to sanctions laws of the United States, including those administered by the Departments of Treasury and State, and equivalent measures of the United Kingdom, the European Union, the United Nations Security Council, and laws of any other relevant jurisdictions.
(c)Compliance with Anti-Corruption Laws. The Contractor and its representatives have not and shall not, in connection with the services provided pursuant to this Agreement, offer, accept, make, authorize or promise to make any payment or transfer anything of value, direct business, or provide any other personal benefit to any person or entity in order to illegally obtain or retain business or secure any business advantage. Terms used in this Section 3.3(c) shall be construed in accordance with the provisions of applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act of 1977, as amended, and any similar anti-corruption laws enacted in any other relevant jurisdiction.
(d)Compliance with Acceptable Use Policies. Subject to and conditioned on Contractor’s compliance with the terms and conditions of this Agreement, Company may grant Contractor the right to access and use the Company’s information technology systems and resources, as well as software and data which is proprietary to a third party, during the Term, solely for use by Contractor in accordance with the terms and conditions herein. Such use is limited to Contractor’s internal use, and Contractor will comply with all terms and conditions of this Agreement, all applicable laws, rules, and regulations, and all guidelines, standards, and requirements, including the Company’s Acceptable Use of IT Policy and any and all terms and conditions of those third party software products and content licensed to Company (or Company’s subsidiaries and affiliates) (collectively, the “AUP”), as may be amended from time to time and which are incorporated herein by reference. Company reserves the right to amend, alter, or modify the Contractor’s conduct requirements as set forth in the AUP at any time. If Contractor does not agree to the AUP, Contractor must not access or use the Company or third party information technology systems and resources.
(e)COVID-19 Vaccination. As a condition to entering into this Agreement, the Company requires the Contractor to provide proof of COVID-19 vaccination status in a form acceptable to the Company. All information such information will be collected, used, and stored in compliance with all obligations pursuant to the Company’s applicable policies.
(f)Other Business Activities. Contractor may be engaged in any other business, trade, profession, or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, Contractor shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent to be given or withheld in its sole discretion.
(g)Specific Performance and Injunctive Relief. The Contractor agrees that in the event of a breach or threatened breach of this Agreement, including this Article III, the Company, its affiliates, and/or their respective successors shall each be entitled to specific performance and/or injunctive or other relief (in addition to appropriate monetary damages) without posting a bond or other security.
ARTICLE IV
INDEMNIFICATION
1.1Indemnification.
(a)THE CONTRACTOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE COMPANY AND ITS AFFILIATES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, AND

REPRESENTATIVES FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, JUDGMENTS, INTEREST AWARDS, PENALTIES, FINES, COSTS OR EXPENSES OF WHATEVER KIND (INCLUDING, WITHOUT LIMITATION, LEGAL FEES AND COSTS) ARISING FROM INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY, TO THE EXTENT ATTRIBUTABLE TO THE NEGLIGENT ACTS, OMISSIONS, OR THE WILLFUL MISCONDUCT OF THE CONTRACTOR AND THE CONTRACTOR’S PERSONNEL. WITHOUT LIMITATION ON THE COMPANY’S REMEDIES, THE COMPANY MAY SATISFY SUCH INDEMNITY (IN WHOLE OR IN PART) BY WAY OF DEDUCTION FROM ANY PAYMENT DUE TO THE CONTRACTOR, EXCEPT TO THE EXTENT THAT THE PAYMENTS TO BE DEDUCTED FROM WOULD BE “NONQUALIFIED DEFERRED COMPENSATION” UNDER THE PROVISIONS OF SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”), AND THE REGULATIONS AND GUIDANCE PROMULGATED THEREUNDER.

(b)IN NO EVENT SHALL THE COMPANY BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL LOSS OR DAMAGE ARISING FROM ANY CAUSE WHATSOEVER.

1.2Reserved.
ARTICLE V
TERMINATION
1.1Either Party, in its sole discretion, may terminate this Agreement without Cause upon thirty (30) calendar days’ written notice to the other Party to this Agreement. For purposes of this Agreement, “Cause” shall mean (i) Contractor’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) Contractor’s gross negligence with regard to the Company or any affiliate in respect of Contractor’s duties for the Company or any affiliate; (iii) Contractor’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any affiliate economically or reputation-wise; (iv) Contractor’s material breach of this Agreement, any other material agreement between Contractor and the Company, including, but not limited to, any incentive or equity or equity-based award or agreement, or any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to Contractor specifying the manner in which the agreement or policy has been materially breached; or (v) Contractor’s continued or repeated failure to perform Contractor’s duties or responsibilities to the Company or any affiliate at a level and in a manner satisfactory to the Board in its sole discretion, which failure has not been cured to the satisfaction of the Board following notice to Contractor. To the extent Contractor is terminated as a member of the Board, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. Any voluntary termination of Contractor in anticipation of a termination of Contractor by Company or any affiliate for Cause shall be deemed to be a termination by the Company for Cause.
(a)In the event of a termination pursuant to this Section 5.1 by the Company, the Company shall pay the Contractor three (3) calendar months Cash Fees within thirty (30) days following the effective date of such termination.

(b)In the event of a termination pursuant to this Section 5.1 by the Contractor, the Contractor will be eligible to receive a pro-rated portion of the Cash Fee subject to the completion of, or substantial progress having been made overall with respect to, the Services, as determined in the reasonable discretion of the Company.
(c)In the event of a termination without Cause by the Company following a Change of Control, the Company shall pay the Contractor all unpaid Cash Fees for the remainder of the Term within thirty (30) days following the effective date of such termination. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following after the Effective Date: (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934 (as amended, and the rules and regulations promulgated thereunder, the “Exchange Act”) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 5.1(c)(i)(A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any subsidiary or affiliate, (2) any acquisition by the Company or any subsidiary or affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with Section 5.1(c)(iii)(A) and Section 5.1(c)(iii)(B) below, or (5) any acquisition of additional securities by any Person who, as of the Effective Date, held fifteen percent (15%) or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities; (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (iii) consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2Either Party may terminate this Agreement, effective immediately upon written notice to the other Party to this Agreement if the other Party materially breaches this Agreement (including, without limitation, due to failure to substantially perform under the terms of this Agreement or comply with any applicable laws, regulations, or bylaws in relation to COVID-19, any applicable government or public health directives, rules, or guidance in relation to COVID-19, or any Company policies, procedures, or rules with respect to COVID-19 health and safety), and such breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such breach within ten (10) calendar days after receipt of written notice of such breach. In addition, this Agreement and the Term shall automatically terminate upon the death or Disability (as defined below) of the Contractor. In the event of a termination pursuant to this Section 5.2 by the Company due to the Contractor’s material breach of this Agreement, the Contractor shall forfeit the Contractor’s right to any unpaid portion of the Cash Fee. In the event of a termination pursuant to this Section 5.2 by the Contractor due to the Company’s material breach of this Agreement, the Contractor shall be entitled to the Cash Fee for the remainder of the Term (to the extent unpaid). In the event of a termination pursuant to this Section 5.2 by the Contractor due to the Contractor’s death or Disability, the Contractor will be eligible to receive a pro-rated portion of the Cash Fee subject to the completion of, or substantial progress having been made overall with respect to, the Services, as determined in the reasonable discretion of the Company. For purposes of this Agreement, “Disability” shall mean that the Contractor has experienced a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.
1.3Any payment under Section 5.1 or Section 5.2 (except any payment made due to the Contractor’s death) shall be subject to and conditioned upon the Contractor’s (i) continued compliance with Section 2.3 and (ii) timely execution and delivery (without revocation) to the Company of a Release within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Company.
1.4Upon the earlier of (i) expiration or termination of this Agreement for any reason, or (ii) the Vice Chairman position being termination, or at any other time upon the Company’s written request, the Contractor shall within three (3) business days after such expiration or termination:
(a)deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for the Contractor’s use by the Company;
(b)deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;
(c)permanently erase all of the Confidential Information from the Contractor’s computer systems; and
(d)certify in writing to the Company that the Contractor has complied with the requirements of this Section 5.3.
1.5The terms and conditions of Section 2.1, Section 2.2, Section 2.3, Section 3.1, Section 3.3, Section 5.3, Section 5.5, and ARTICLE VI shall survive the expiration or termination of this Agreement.

ARTICLE VI
MISCELLANEOUS
1.1Governing Law. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Texas (including its statutes of limitations and Tex. Bus. & Com. Code Ann. § 271.001 et seq.), without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. For specific performance and/or injunctive relief, it is agreed that any court of competent jurisdiction may also entertain an application by either Party.
1.2Arbitration.
(a)Subject to Section 6.1, with respect to any claim for specific performance and/or injunctive relief, any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including the provision of services by the Contractor to the Company, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association in accordance with its Commercial Arbitration Rules as well as any requirements imposed by state law. The number of arbitrators shall be three (3). The place of arbitration shall be Houston, Texas. The language of the arbitration shall be English. Neither Party shall be entitled to seek, nor shall the arbitrator be empowered to award, punitive, consequential, exemplary, or indirect damages. The arbitration shall be conducted consistent with the rules, regulations, and requirements thereof, as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.
(b)Arbitration shall proceed only on an individual basis. The Parties waive the right to assert, participate in, or receive money or any other relief from any class, collective, or representative proceeding. Each Party shall only submit its own individual claims against the other and will not seek to represent the interests of any other person. Notwithstanding anything to the contrary in the Commercial Arbitration Rules of the American Arbitration Association, no arbitrator shall have jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, or specific performance and/or injunctive relief, each of which shall be determined by a court of competent jurisdiction.
(c)Except for the Parties’ legal fees, each Party shall be responsible for one-half the cost of the arbitration proceedings. Each Party shall be solely responsible for its own legal fees.
1.3Assignment. This Agreement is personal to the Contractor, and the Contractor shall not assign any rights or delegate or subcontract any obligations under this Agreement. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties and their respective successors and assigns.
1.4Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice given in accordance with this Section 6.4):

If to the Contractor:	Martin Houston E-mail: _______________@tellurinainc.om
If to the Company:	Tellurian Inc. Attn: Legal Department 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 E-mail: _______________@tellurianinc.com
For the purpose of expense reimbursement: Tellurian Inc. Attn: Accounts Payable 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 E-mail: ______________@tellurianinc.com
1.5Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
1.6Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party, and any of the terms thereof may be waived, only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The failure or delay of either Party to insist upon the other Party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof.
1.7Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, the Party has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting, revising, or preparation thereof.
1.8Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
1.9Severability. If any term or provision of this Agreement, or the application thereof, is invalid, illegal, or unenforceable in any jurisdiction, (a) such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction and (b) to the extent permitted by applicable law, any such term or provision shall be restricted in applicability or reformed to the minimum extent required for such term or provision to be enforceable.
1.10Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and by facsimile or in electronic signatures, each of which shall be deemed an original and all of which together shall constitute one instrument.
1.11Recitals. The Recitals to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its authorized officer on the date first above written.
TELLURIAN INC.

By: /s/ Octavio Simoes

Name: Octávio Simões
Title: President and Chief Executive Officer

MARTIN HOUSTON

By: /s/ Martin Houston

Name: Martin Houston
Tax ID#: ***-**-****

SCHEDULE 1
The Contractor shall work under the direction of the Company’s Executive Chairman and will coordinate with the Company’s Chief Executive Officer to provide the services described below (the “Services”):
•Serve as the Company’s global ambassador and represent the Company at various conferences (including, but not limited to, the Gastech World Gas Conference, CERAWeek, and the LNGXX Series), speaking engagements, multimedia events, and high-level meetings with senior commercial principals and government officials;

•Organize and manage the Tellurian Advisory Board, which shall be made up of senior individuals in the energy industry and other relevant sectors and shall meet from time to time to discuss macroeconomic matters and informally report out on various elements of the Company’s overall strategy;

•Maintain an active professional network for the benefit of the Company, which may include introductions to and the formulation and maintenance of relationships with key business and commercial personnel, as well as government officials in global markets;

•Maintain critical relationships with the Company’s key suppliers, including Bechtel Oil & Gas, BakerHughes, market competitors, and sources of financing and liquidity;

•Participate in weekly meetings with the Company’s commercial, strategy, and investor relations groups; as well as the Company’s Executive Committee; and

•Provide such other services as requested by the Company’s Executive Chairman.

The Contractor will continue to serve as the Vice Chairman of the Board and shall be entitled to appropriate compensation as determined by the Board from time to time.